Exhibit 10.18

October 22, 2003

Mr. Paul D. Koonce

CEO-Dominion Transmission

Dominion Resources, Inc.

Re: Supplemental Retirement Agreement

Dear Paul:

Because of your valuable knowledge and experience, Dominion Resources, Inc. (the “Company”) wishes to enter into this Supplemental Retirement Agreement (“Agreement”) with you to ensure that your employment with the Company will continue at least until you reach age 50. Subject to the terms and conditions set forth below, the Company therefore agrees that, if you remain in the Company’s employ and serve as an officer until you reach age 50, upon your retirement you will be eligible for a lifetime retirement benefit under the Company’s Executive Supplemental Retirement Plan (“ESRP”).

The ESRP benefit payable under this Agreement will be computed in accordance with the terms of Section 3.1(a) of the ESRP Plan document as an equal periodic payment for 120 months. This benefit will then be paid either monthly over your lifetime (with 120 payments guaranteed) or as a lump sum at retirement.

If you leave the company after reaching age 50 but before reaching age 55 you will receive a prorated benefit calculated in accordance with Section 3.1(d) of the ESRP Plan document and it will be paid as a lump sum based on your vested lifetime benefit.

If you receive your benefit in the form of periodic payments and then die before 120 payments have been made, the remaining payments (up to a maximum of 120) will be paid to your beneficiary under the ESRP. If you die after 120 payments have been made, or after you receive your benefit in the form of a lump sum payment at retirement, no further payments will be made after your death.

Any benefits payable under this Agreement will be paid under the ESRP from the Dominion Resources Executive Retirement Income Trust and/or the general assets of the Company as and when due. No promises under this Agreement will be secured by any specific assets of the Company, nor will any assets of the Company be designated as attributable or allocated to the satisfaction of any such promises.

If you agree with the terms and conditions set forth above, please indicate your acceptance by signing and returning one copy of this letter to me. Please retain the other copy for your records.

This Agreement becomes effective as of January 1, 2004.

Sincerely yours,

/s/    Thos. E. Capps

Thos. E. Capps

Accepted:	/s/ Paul D. Koonce

Paul D. Koonce

Date:	October 22, 2003